Results of
           Meeting of Shareholders

RIVERSOURCE BALANCED FUND

REGULAR MEETING OF SHAREHOLDERS HELD ON FEB. 15, 2006

(UNAUDITED)

A brief description of each proposal voted upon at the meeting and the votes cast for, against or withheld, as well as the number of abstentions and broker non-votes as to each proposal is set forth below. A vote is based on total dollar interest in a fund.

Election of Board Members

                                    Affirmative               Withhold

    Kathleen Blatz                554,642,280.09           34,414,418.51

    Arne H. Carlson               554,423,570.95           34,633,127.65

    Patricia M. Flynn             555,920,706.85           33,135,991.75

    Anne P. Jones                 554,914,791.29           34,141,907.31

    Jeffrey Laikind               555,129,569.53           33,927,129.07

    Stephen R. Lewis, Jr.         555,401,722.58           33,654,976.02

    Catherine James Paglia        555,572,473.12           33,484,225.48

    Vikki L. Pryor                555,776,143.10           33,280,555.50

    Alan K. Simpson               553,317,165.18           35,739,533.42

    Alison Taunton-Rigby          555,945,655.43           33,111,043.17

    William F. Truscott           555,434,566.26           33,622,132.34


Amend the Articles of Incorporation to permit the Board to establish the minimum account value and to change the name of the corporation

        Affirmative          Against            Abstain       Broker Non-votes

      536,905,164.32      28,031,004.62      23,859,458.56       261,071.10

Approve an Investment Management Services Agreement with RiverSource Investments, LLC

        Affirmative          Against            Abstain       Broker Non-votes

      540,558,032.84      23,101,854.27      25,135,740.39       261,071.10

Approve changes in fundamental investment policies

Diversification

        Affirmative          Against            Abstain       Broker Non-votes

      540,269,415.31      23,721,427.93      24,804,784.26       261,071.10

Ten Percent Limitation in Single Issuer

        Affirmative          Against            Abstain       Broker Non-votes

      538,887,883.91      25,081,871.79      24,825,871.80       261,071.10

Lending

        Affirmative          Against            Abstain       Broker Non-votes

      536,221,128.87      27,716,187.80      24,858,310.83       261,071.10

Borrowing

        Affirmative          Against            Abstain       Broker Non-votes

      533,686,524.05      29,441,334.65      25,667,768.80       261,071.10